News Release

For more information contact:

Leslie M. Muma, President and CEO

(262) 879-5000

For immediate release:

Nov. 7, 2005

Fiserv Appoints Jeffery W. Yabuki as President, CEO and Member of the Board of Directors

Brookfield, Wis., Nov. 7, 2005—Fiserv, Inc. (Nasdaq: FISV) announced today the appointment of Jeffery W. Yabuki, a leading financial services executive, as president, chief executive officer and a member of the board of directors effective on or before Dec. 1, 2005. Yabuki will succeed Leslie M. Muma, who is retiring as president and chief executive officer but will continue in a consulting capacity to the company until June 30, 2006, and as a director until the 2006 Fiserv annual meeting.

Yabuki, 45, joins Fiserv from H&R Block, Inc., where he spent six years and served as executive vice president and chief operating officer since 2002. In that role, Yabuki had oversight for the domestic and international tax businesses, e-commerce activities and the financial services business units operating under the H&R Block brand, as well as marketing, information technology, compliance and corporate development. He also served on H&R Block’s Planning & Policy Committee.

“We are delighted Jeff has agreed to join Fiserv as our new CEO,” said Donald F. Dillon, chairman of the Fiserv board of directors. “Over the past year, we have engaged in a thorough search process, with our top priorities focused on finding a candidate with the right blend of experience to grow Fiserv across its many businesses. Jeff brings a unique combination of strategic leadership, operational ability and extensive acquisition, integration and international business experience, and we are confident he is the right person to lead Fiserv. I am personally very pleased and believe that Jeff’s broad base of skills will serve as an excellent complement to our deep and talented management team.”

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Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com

News Release

“Fiserv’s strong businesses and talented people have made the company an invaluable partner to thousands of leading financial services companies and other employers,” Yabuki said. “I am impressed by the company’s products and client base, and am committed to building upon Fiserv’s strong foundation to deliver long-term, sustainable value for clients, employees and shareholders. It’s an honor to join Fiserv’s leadership team and I look forward to working closely with the company’s many dedicated employees.”

Muma, who served as president and a director of Fiserv from its founding in 1984 and as CEO from 1999, said, “I welcome Jeff as my successor and, although I will miss the camaraderie and excitement of working with our wonderful people, I am proud to retire from Fiserv having helped to build a great global company. I wish the entire team much continued success as Fiserv continues to grow under Jeff’s leadership.”

From 1999 until 2000, Yabuki served as president of H&R Block International, where he led the company’s tax services operations in Canada, Australia and the United Kingdom, directing development of the company’s financial services and expansion strategy in international markets, as well as business development. In 2000, Yabuki was promoted to executive vice president of H&R Block and also assumed responsibility for the company’s e-commerce activities, information technology and marketing. Prior to joining H&R Block, Yabuki spent 12 years with American Express and was most recently president and chief executive officer of American Express Tax and Business Services.

Yabuki also serves as a director of PetSmart, Inc. and MBIA, Inc.

Separately, Fiserv also announced that Kenneth R. Jensen, senior executive vice president, chief financial officer and treasurer, plans to retire from Fiserv effective in approximately nine months.

“I am looking forward to working with Jeff to ensure a smooth transition for the company I have been fortunate to be part of for many years,” said Jensen. “I am confident that Jeff’s leadership and extensive experience, combined with Fiserv’s strong management, will serve only to enhance an already highly effective management team.”

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Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com

News Release

Fiserv, Inc. (Nasdaq: FISV) provides information management systems and services to the financial and health benefits industries, including transaction processing, outsourcing, business process outsourcing and software and systems solutions. The company serves more than 16,000 clients worldwide, including banks, credit unions, financial planners/investment advisers, insurance companies and agents, self-insured employers, lenders and savings institutions. Headquartered in Brookfield, Wis., Fiserv reported $3.4 billion in processing and services revenues for 2004. Fiserv was ranked the largest provider of information technology services to the U.S. financial services industry in the 2004 FinTech 100 survey by the American Banker newspaper and the Financial Insights research firm. Fiserv can be found on the Internet at www.fiserv.com.

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Chuck Doherty Corporate PR Director Fiserv, Inc. (262) 879-5966 chuck.doherty@fiserv.com	Owen Blicksilver Blicksilver Public Relations (516) 742-5950 owen@blicksilverpr.com

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Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com